U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 10
(Amendment No. 2)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

SLCA II, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-5575456
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

7311 Broadway
Galveston, TX	77554
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 468-2717

Facsimile number: (832) 550-2045

Copies to:
Josh Westerman, Esq.
Galante Westerman LLP
142 East 33rd Street, Suite 6H
New York, New York 10016
Telephone Number: (212) 729-4885
Facsimile Number: (800) 571-3109

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act: Common Stock, $0.0001 par value per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

EXPLANATORY NOTE

We are voluntarily filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.0001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This registration statement will automatically become effective by lapse of time 60 days from the filing date at which point we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. You may read and copy any materials we file with the U.S. Securities and Exchange Commission (the “SEC”) at the SEC's Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m.  You may obtain information regarding the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Unless otherwise noted, references in this registration statement to the “Registrant,” the “Company,” “we,” “our” or “us” means SLCA II, Inc. Our principal place of business is located at 7311 Broadway, Galveston, TX 77554. Our telephone number is (713)468-2717.

FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, such statements do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

Item 1. Business.

Business Development

SLCA II, Inc. was incorporated in the State of Delaware on March 11, 2011. Since inception, we have been engaged in organizational efforts and obtaining initial financing. We were formed as a vehicle to pursue a business combination and have made no efforts to identify a possible business combination. As a result, we have not conducted negotiations or entered into a letter of intent concerning any target business. Our business purpose is to seek the acquisition of or merger with an existing company. We selected December 31 as our fiscal year end.

Business of Issuer

The Company, based on proposed business activities, is a "blank check" company. The SEC defines those companies as "any development stage company that is issuing a penny stock, within the meaning of Section 3(a)(51) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that has no specific business plan or purpose, or has indicated that its business plan is to merge with an unidentified company or companies." Under SEC Rule 12b-2 under the Exchange Act, we also qualify as a “shell company,” because we have no or nominal assets (other than cash) and no or nominal operations. We have only two officers and directors, Michael S. Chadwick and Cary M. Grossman, neither of whom would be considered independent directors under NASDAQ rules, as they serve as the officers of the Company.  Having two non-independent directors could create certain potential risks and disadvantages to anyone who may become a stockholder of the Company in the future, including the risk that our directors may not act in the best interests of other stockholders who are not directors, or may not evaluate business issues in a disinterested manner due to serving as both officers and directors of the Company.  See “Item 7 – Director Independence.” As of March 20, 2011, we had total assets of $16,250 comprised of cash and our auditors issued an opinion raising substantial doubt about our ability to continue as a going concern. Although we do not believe this determination regarding our ability to continue as a going concern will impact our ability to raise capital or complete a business combination, there can be no assurance that the determination will not have certain negative consequences for the Company, including negatively impacting our ability to raise capital or borrow money from unaffiliated parties before we complete a business combination. Many states have enacted statutes, rules and regulations limiting the sale of securities of "blank check" companies in their respective jurisdictions. Management does not intend to undertake any efforts to cause a market to develop in our securities, either debt or equity, until we have successfully concluded a business combination. We intend to comply with the periodic reporting requirements of the Exchange Act for so long as we are subject to those requirements.

We were organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. Our principal business objective for the next 12 months and beyond such time will be to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. We will not restrict our potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business.

Analysis of new business opportunities will be undertaken by or under the supervision of our management. As of this date, we have not entered into any definitive agreement with any party, nor has there been any specific discussion with any potential business combination candidate regarding business opportunities for the Company. Although we have minimal funds available, we have unrestricted flexibility in seeking, analyzing and participating in potential business opportunities in that we may seek a business combination target located in any industry or location. In our efforts to analyze potential acquisition targets, we will consider various factors, including but not limited to the following:

(a) Potential for growth, indicated by new technology, anticipated market expansion or new products;

(b) Competitive position as compared to other firms of similar size and experience within the industry segment as well as within the industry as a whole;

(c) Strength and diversity of management, either in place or scheduled for recruitment;

(d) Capital requirements and anticipated availability of required funds, to be provided by us or from operations, through the sale of additional securities, through joint ventures or similar arrangements or from other sources;

(e) The cost of our participation as compared to the perceived tangible and intangible values and potentials;

(f) The extent to which the business opportunity can be advanced; and

(g) The accessibility of required management expertise, personnel, raw materials, services, professional assistance and other required items.

In applying the foregoing criteria, no one of which will be controlling, management will attempt to analyze all factors and circumstances and make a determination based upon reasonable investigative measures and available data. Potentially available business opportunities may occur in many different industries, and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex. Due to our limited capital available for investigation, we may not discover or adequately evaluate adverse facts about the opportunity to be acquired. In addition, we will be competing against other entities that possess greater financial, technical and managerial capabilities for identifying and completing business combinations. In evaluating a prospective business combination, we will conduct as extensive a due diligence review of potential targets as possible given the lack of information which may be available regarding private companies, our limited personnel and financial resources and the inexperience of our management with respect to such activities. We expect that our due diligence will encompass, among other things, meetings with the target business’s incumbent management and inspection of its facilities, as necessary, as well as a review of financial and other information which is made available to us. This due diligence review will be conducted either by our management or by unaffiliated third parties we may engage, including but not limited to attorneys, accountants, consultants or other professionals. At this time, we have not specifically identified any third parties that we may engage, except that Shoreline Capital Advisors, Inc. (“Shoreline”) may assist us with due diligence in identifying a business combination target. The costs associated with hiring third parties to complete a business combination may be significant and are difficult to determine as such costs may vary depending on a variety of factors, including the amount of time it takes to complete a business combination, the location of the target company and the size and complexity of the target company. Our limited funds and the lack of full-time management will likely make it impracticable to conduct a complete and exhaustive investigation and analysis of a target business before we consummate a business combination. Management decisions, therefore, will likely be made without detailed feasibility studies, independent analysis, market surveys and the like which, if we had more funds available to us, would be desirable. We will be particularly dependent in making decisions upon information provided by the promoters, owners, sponsors or others associated with the target business seeking our participation. Certain risks may arise as a result of our inability to conduct such studies and our reliance upon individuals and entities associated with the target business, including the risk that our management may make poor decisions based on incomplete information or decisions motivated by conflicting interests that do not necessarily reflect the interests of all of our stockholders.

The time and costs required to select and evaluate a target business and to structure and complete a business combination cannot presently be ascertained with any degree of certainty. The amount of time it takes to complete a business combination, the location of the target company and the size and complexity of the business of the target company are all factors that determine the costs associated with completing a business combination transaction. The time and costs required to complete a business combination transaction can be ascertained once a business combination target has been identified. Any costs incurred with respect to evaluation of a prospective business combination that is not ultimately completed will result in a loss to us.

Through information obtained from industry professionals and other publications, we are aware that there are hundreds of shell companies seeking a business combination target. As a result, our management believes it is in a highly competitive market for a small number of business opportunities, which could reduce the likelihood of consummating a successful business combination. We are, and will continue to be, an insignificant participant in the business combination market. A large number of established and well-financed entities, including small public companies and venture capital firms, are active in mergers and acquisitions of companies that may be desirable target candidates for us. Nearly all these entities have significantly greater financial resources, technical expertise and managerial capabilities than we do; consequently, we will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. These competitive factors may reduce the likelihood of our identifying and consummating a successful business combination.

Form of Acquisition

The manner in which we participate in an opportunity will depend upon the nature of the opportunity, the respective needs and desires of us and the promoters of the opportunity, and the relative negotiating strength of us and such promoters.

It is likely that we will acquire our participation in a business opportunity through the issuance of our Common Stock or other securities. Although the terms of any such transaction cannot be predicted, it should be noted that in certain circumstances the criteria for determining whether or not an acquisition is a so-called "tax free" reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code") depends upon whether the owners of the acquired business own 80% or more of the voting stock of the surviving entity. If a transaction were structured to take advantage of these provisions rather than other "tax free" provisions provided under the Code, all of our stockholders would in such circumstances retain 20% or less of the total issued and outstanding shares of the surviving entity. Under other circumstances, depending upon the relative negotiating strength of the parties, stockholders may retain substantially less than 20% of the total issued and outstanding shares of the surviving entity. This could result in substantial additional dilution to the equity of those who were our stockholders prior to such reorganization. We do not intend to supply disclosure to stockholders concerning a target company prior to the consummation of a business combination transaction, unless required by applicable law or regulation. In the event a proposed business combination involves a change in a majority of our directors, we will file and provide to stockholders a Schedule 14F-1, which will include information concerning the target company, as required. We will file a current report on Form 8-K, as required, within four business days of a business combination which results in us ceasing to be a shell company. This Form 8-K will include complete disclosure of the target company, including audited financial statements.

Our present stockholders will likely not have control of a majority of our voting securities following a reorganization transaction. As part of such a transaction, all or a majority of our directors may resign, and one or more new directors maybe appointed without any vote by stockholders.

In the case of an acquisition, the transaction may be accomplished upon the sole determination of management without any vote or approval by stockholders. In the case of a statutory merger or consolidation directly involving the Company, it will likely be necessary to call a stockholders' meeting and obtain the approval of the holders of a majority of the outstanding securities. The necessity to obtain such stockholder approval may result in delay and additional expense in the consummation of any proposed transaction and will also give rise to certain appraisal rights to dissenting stockholders. Most likely, management will seek to structure any such transaction so as not to require stockholder approval. Certain types of transactions, including certain acquisitions and mergers involving subsidiaries we may form, may be entered into solely by the approval of our Board of Directors, without stockholder approval.  Additionally, under Delaware law, certain actions that would routinely be taken at a meeting of stockholders may be taken by written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders.  Thus, if stockholders holding a majority of the outstanding shares decide by written consent to consummate an acquisition or a merger, minority stockholders would not be given the opportunity to vote on the issue.  If stockholder approval is required, our management, because they currently own 100% of our outstanding Common Stock and are likely to continue to own a substantial majority of the outstanding Common Stock until we consummate a business combination transaction, will have discretion to consummate a transaction by written consent if it is determined to be in the Company’s best interest to do so.  Our management’s pecuniary interests as stockholders of the Company may conflict with their fiduciary duties as officers and directors, and the interests of other potential investors who do not become officers or directors. Such conflicts may arise if and when other investors have or develop investment objectives that differ from the business combination goals or objectives of current management.  Management could potentially make decisions regarding a business combination based on their fiduciary duties, and such decisions may not perfectly align with their pecuniary interests as stockholders of the Company.  Despite such potential conflicts, management intends to diligently fulfill its fiduciary duties.

We intend to search for a target for a business combination by contacting various sources including, but not limited to, our affiliates, lenders, investment banking firms, private equity funds, consultants and attorneys. The approximate number of persons or entities that will be contacted is unknown and dependant on whether any opportunities are presented by the sources that we contact. Our management intends to use its existing business contacts and relationships in order to identify a business combination target for us, including its affiliation with Shoreline. Such contacts and relationships have been developed by our management over the course of their respective lives, including their respective business careers each of more than 35 years and in numerous industries, primarily in the Houston, Texas area, as described below in Item 5, and include lawyers, accountants, investment bankers, private equity investors and other professionals. We currently do not have any agreement, arrangement or understanding in place with Shoreline. We anticipate that the investigation of specific business opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial cost for accountants, attorneys and others. The costs that will be incurred are difficult to determine at this time as the costs are expected to be tied to the amount of time it takes to identify and complete a business combination transaction as well as the specific factors related to the business combination target that is chosen, including such factors as the location, size and complexity of the business of the target company. If a decision is made not to participate in a specific business opportunity, the costs thereto fore incurred in the related investigation might not be recoverable. Furthermore, even if an agreement is reached for the participation in a specific business opportunity, the failure to consummate that transaction may result in our loss of the related costs incurred. We have not established a timeline with respect to the identification of a business combination target.

We presently have no employees apart from our management. Our officers and directors are engaged in outside business activities or employed on a full-time basis by other entities. Our management will be dividing its time amongst the Company and the other companies for which they are engaged or employed. Our officers and directors anticipate that they will devote very limited time to our business until the acquisition of a successful business opportunity has been identified. The specific amount of time that management will devote to the Company may vary from week to week or even day to day, and therefore the specific amount of time that management will devote to the Company on a weekly basis cannot be ascertained with any level of certainty. In all cases, management intends to spend as much time as is necessary to exercise its fiduciary duties as officers and directors of the Company.

We expect no significant changes in the number of our employees other than such changes, if any, incident to a business combination.

Prior Blank Check Company Experience

Mr. Grossman was a founding stockholder and Vice President, Chief Financial Officer and a Director of Sand Hill IT Security Acquisition Corp. (“Sand Hill”), a blank check company formed to acquire a business in the IT security industry, at the time of its formation and initial registration with the SEC, which was filed on April 26, 2004.  On July 27, 2006, Sand Hill consummated a merger with St. Bernard Software, Inc. (“St. Bernard”) pursuant to which St. Bernard became a wholly-owned subsidiary of Sand Hill.  Mr. Grossman resigned as Vice President and Chief Financial Officer of Sand Hill on January 10, 2005, and resigned from Sand Hill’s board of directors on July 27, 2006, upon completion of the St. Bernard merger.  As a result of the merger, Sand Hill changed its name to St. Bernard Software, Inc., and now does business as EdgeWave.

Mr. Grossman was also a founder, Co-Chief Executive Officer and Chairman the Board of Directors of Coastal Bancshares Acquisition Corp. (“Coastal”), a blank check company formed to acquire an operating commercial bank or bank holding company, from its inception and initial registration with the SEC, which was filed on August 17, 2004, through its liquidation.  On April 5, 2006, Coastal entered into a definitive agreement to merge with Intercontinental Bank Shares Corporation (“Intercon”) pursuant to which Intercon would become a wholly-owned subsidiary of Coastal.  The agreement was subject to approval of Coastal’s stockholders.  At a stockholders’ meeting on October 26, 2006, the merger was not approved.  On February 26, 2007, the stockholders approved a plan of liquidation, which Coastal subsequently completed and thereafter dissolved.

Messrs. Chadwick and Grossman are also officers and directors of SLCA I, Inc., a blank check company formed simultaneously with, and with identical objectives to, the Company.  Management of the Company and SLCA I, Inc. have chosen to have two blank check companies available in case more than one potential business combination candidate becomes available.  The interlocking management structures of the Company and SLCA I, Inc. create a potential conflict of interests in allocating corporate opportunities as they become available.  For so long as the ownership of the Company and SLCA I, Inc. remain identical, management expects to allocate business combination opportunities first to SLCA I, Inc., and second to the Company.  Should ownership of the companies diverge in the future, management will use their best judgment to manage and allocate these opportunities between the two companies, using particular care to minimize the influence of any potential conflict of interests between management and stockholders.

Except as disclosed above and in Item 5(e), Messrs. Chadwick and Grossman have not founded, promoted or served as officers or directors of any blank check companies other than the Company.

Item 1A. Risk Factors.

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, we are not required to provide the information required by this item.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

We were organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. Our principal business objective for the next 12 months and beyond such time will be to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. We will not restrict our potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business.

We do not currently engage in any business activities that provide cash flow. For the period from inception to March 20, 2011, we had total expenses of $4,691, which consisted of legal fees of $3,750 and fees in connection with our formation of $941.  Because we have no operations and do not expect to generate any revenue before we complete a business combination, we do not expect taxes to have a significant impact on our operating results.

During the next 12 months we anticipate incurring costs related to:
(i) filing of Exchange Act reports, and
(ii) investigating, analyzing and consummating an acquisition.

We believe we will be able to meet these costs through additional amounts, as necessary, to be advanced, loaned by or invested in us by our stockholders, management or other investors. As of March 20, 2011, we had $16,250 in our treasury. We currently have no agreements or specific arrangements in place with our stockholders, management or other investors, however, our management and certain stockholders have indicated an intention to advance funds to us as needed in order to cover costs related to our Exchange Act filing requirements and investigating, analyzing and consummating a business combination. None of our stockholders or management have indicated a maximum amount which such person may be willing to provide to the Company for funding such expenditures. There are no assurances that such funds will be advanced or that we will be able to secure any additional funding as needed. Our ability to continue is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Our ability to continue as a going concern is also dependent on our ability to find a suitable target company and enter into a business combination with such company. Management’s plan includes obtaining additional funds by equity financing through a reverse merger transaction and/or related party advances; however, there is no assurance of additional funding being available.

We are in the development stage and have not earned any revenues from operations to date. In the next 12 months, we expect to incur expenses of approximately $10,000 for legal, accounting, audit, and other professional service fees incurred in relation to our Exchange Act filing requirements. The costs related to the acquisition of a business combination target company are dependent on a variety of factors including, but not limited to, the amount of time it takes to complete a business combination, the location of the target company, and the size and complexity of the business of the target company. Therefore, we believe such costs are unascertainable until we indentify a business combination target. These conditions raise substantial doubt about our ability to continue as a going concern. We are currently devoting our efforts to locating merger candidates. Our ability to continue as a going concern is dependent upon our ability to develop additional sources of capital, locate and complete a merger with another company, and, ultimately, achieve profitable operations.

We may consider a business which has recently commenced operations, is a developing company in need of additional funds for expansion into new products or markets, is seeking to develop a new product or service, or is an established business which may be experiencing financial or operating difficulties and is in need of additional capital. In the alternative, a business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital, but which desires to establish a public trading market for its shares, while avoiding, among other things, the time delays, significant expense, and loss of voting control which may occur in a public offering.

Our officers and directors have not had any preliminary contact or discussions with any representative of any other entity regarding a business combination with us. Any target business that is selected may be a financially unstable company or an entity in its early stages of development or growth, including entities without established records of sales or earnings. In that event, we will be subject to numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. In addition, we may effect a business combination with an entity in an industry characterized by a high level of risk, and, although our management will endeavor to evaluate the risks inherent in a particular target business, there can be no assurance that we will properly ascertain or assess all significant risks.

Our management anticipates that it will likely be able to effect only one business combination, due primarily to our limited financing and the dilution of interest for present and prospective stockholders which is likely to occur as a result of our management’s plan to offer a controlling interest to a target business in order to achieve a tax-free reorganization. This lack of diversification should be considered a substantial risk in investing in us, because it will not permit us to offset potential losses from one venture against gains from another.

We anticipate that the selection of a business combination will be complex and extremely risky. Through information obtained from industry professionals and publications such as the Reverse Merger Report, our management believes that there are numerous firms seeking the perceived benefits of becoming a publicly traded corporation. Such perceived benefits of becoming a publicly traded corporation include, among other things, facilitating or improving the terms on which additional equity financing may be obtained, providing liquidity for the principals of and investors in a business, creating a means for providing incentive stock options or similar benefits to key employees, and offering greater flexibility in structuring acquisitions, joint ventures and the like through the issuance of stock. We believe that while a private operating company maybe able to file its own Exchange Act registration statement to achieve the benefits of becoming a public reporting or trading company, those benefits are likely to be achieved at a faster rate through a business combination. Potentially available business combinations may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex.

We do not currently intend to retain any entity to act as a “finder” to identify and analyze the merits of potential target businesses. However, if we do, at present, we contemplate that the third parties who may introduce business combinations to us may be Shoreline and SP Securities LLC (“SP”), a registered broker-dealer and member of FINRA. Cary M. Grossman and Michael S. Chadwick, our principal executive and financial officers and directors, hold a100% interest in Shoreline. There is currently no signed agreement or preliminary agreements or understandings between us and Shoreline or SP. Any finders fees paid to Shoreline and/or SP will be comparable with unaffiliated third party fees.

We have not established a specific timeline nor have we created a specific plan to identify an acquisition target and consummate a business combination. We expect that our management, through its various contacts and its affiliations with other entities, will locate a business combination target. We expect that funds in the amount of approximately $10,000 will be required in order for us to satisfy our Exchange Act reporting requirements over the next 12 months, in addition to any other funds that will be required in order to complete a business combination. Such funds can only be estimated upon identifying a business combination target. Our management and certain stockholders have indicated an intent to advance funds on our behalf as needed in order to accomplish our business plan and comply with our Exchange Act reporting requirements, however, there are no agreements in effect between us and our management and stockholders. Therefore, there are no assurances that we will be able to obtain the required financing as needed in order to consummate a business combination transaction.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Item 3. Properties.

We neither rent nor own any properties. We utilize the office space and equipment of Shoreline at no charge. We currently have no policy with respect to investments or interests in real estate, real estate mortgages or securities of, or interests in, persons primarily engaged in real estate activities.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth, as of May 11, 2011, the number of shares of Common Stock owned of record and beneficially by executive officers, directors and persons who beneficially own more than 5% of the outstanding shares of our Common Stock.

Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class

Grossman Family Limited Partnership (1) 7311 Broadway Galveston, TX 77554	500,000	50.0%

Cary M. Grossman (2) 7311 Broadway Galveston, TX 77554	500,000	50.0%

Michael S. Chadwick (3) 2517 Westgate Street Houston, TX 77019	500,000	50.0%

All Directors and Officers as a Group (2 individuals)	1,000,000	100.0%

(1)	Cary M. Grossman, our Chief Financial Officer, Vice President, Secretary and a Director, is the General Partner of Grossman Family Limited Partnership.
(2)	Cary M. Grossman is our Chief Financial Officer, Vice President, Secretary and a Director.
(3)	Michael S. Chadwick is our President and a Director.

Changes in Control

Our business plan includes seeking a target company in order to complete a business combination. In connection with such business combination we anticipate that a change of control will occur if and when we engage in a business combination. While management cannot predict the specific nature of the form of the business combination, in the event a proposed business combination involves a change in a majority of our directors, we will file and provide to shareholders a Schedule 14F-1, which will include information concerning the target company, as required. Additionally, we will file a Form 8-K with Form 10 information within four business days of the consummation of a transaction in which we cease to be a shell company. Except as otherwise described herein, to the knowledge of our management there are currently no arrangements, plans or agreements with respect to a pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

Item 5. Directors and Executive Officers.

(a) Identification of Directors and Executive Officers.

Our officers and directors and additional information concerning them are as follows:

Name	Age	Position

Michael S. Chadwick	59	President and Director
Cary M. Grossman	57	Chief Financial Officer, Vice President, Secretary and Director

Michael S. Chadwick, our President and Director since inception, joined the Board of Directors of Shoreline in 2011. He has arranged private and public debt and equity capital, and provided financial advisory services relating to merger and acquisition activity, for numerous public and privately held companies across a broad spectrum of industries for over 35 years. He has been a Managing Director at Growth Capital Partners since 2010. From 1994 through 2009, Mr. Chadwick was a Senior Vice President and Managing Director for SMH Capital, Inc., which was at that time the largest investment banking firm headquartered in the Southwest. Prior to that, in 1988 he co-founded Chadwick, Chambers and Associates, which was an investment and merchant banking boutique specializing in providing traditional corporate finance services and, in select situations, sponsoring financial transactions as principal. Mr. Chadwick has been engaged in the commercial and investment banking businesses since 1975. Mr. Chadwick has served on numerous boards of directors of both private and public companies and presently serves on the boards of directors of Landry’s Restaurants, Inc., Moody- Price, LLC and the Harris County Hospital District Foundation.

Cary M. Grossman, our Chief Financial Officer, Vice President, Secretary and Director since inception, is the founder of Shoreline, which was formed to provide corporate finance and advisory services to companies that are typically in a state of high growth or restructuring. His extensive experience includes: public and private placements of debt and equity, mergers and acquisitions, initial public offerings, building and leading management teams and public company financial reporting, investor relations, and corporate governance. Most recently, from 2007-2009, Mr. Grossman was the Chief Financial Officer of Blaze Metals, LLC, a scrap metal recycler which at the time had a $200 million capitalization and nine facilities in Georgia, Florida and Alabama. Since 2004, Mr. Grossman has been a director and chair of the audit committee of INX Inc. (NASDAQ: INXI). He was Executive Vice President of Gentium, S.P.A, an Italy-based biopharmaceutical company, from 2004 until 2007. During that period he served as Chief Financial Officer, and later as its Chief Operating Officer. From 2002 through 2003 he served as Chief Financial Officer at U.S. Liquids, Inc., an AMEX-listed environmental services company, and then as a result of the acquisition of three of its businesses by a private equity firm, as President and Chief Executive Officer of ERP Environmental Services. From 1997 until 2002, Mr. Grossman served Pentacon, Inc., a NYSE-listed company he co-founded, as a board member and as Chairman from 2001-2002. From 1991 until 2002, Mr. Grossman was the Chief Executive Officer of McFarland, Grossman & Company, Inc., an investment banking and financial advisory firm. Mr. Grossman practiced public accounting from 1977-1991. He is a Certified Public Accountant and earned a BBA in accounting from the University of Texas.

(b) Significant Employees.

None.

(c) Family Relationships.

None.

(d) Involvement in Certain Legal Proceedings.

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past ten years.

(e) Blank Check Company Experience.

As indicated below, our management also serves as officers and directors of:

Name	Filing Date Registration Statement	Operating Status	SEC File Number	Pending Business Combinations	Additional Information

SLCA I, Inc.	March 28, 2011	Pending Effectiveness	000-54315	None.	Messrs. Chadwick and Grossman have been officers and directors of this company since inception.

Item 6. Executive Compensation.

The following table sets forth the cash and other compensation paid by the Company to executive officers and directors during the fiscal years ended December 31, 2009, 2010 and through the date of this filing.

Name and principal position	Year	Salary	Bonus	Option Awards	All other Compensation	Total

Michael S. Chadwick	2009	—	—	—	—	—
President and Director	2010	—	—	—	—	—
	2011	—	—	—	—	—
Cary M. Grossman	2009	—	—	—	—	—
Chief Financial Officer, Vice	2010	—	—	—	—	—
President, Secretary and Director	2011	—	—	—	—	—

The following compensation discussion addresses all compensation awarded to, earned by, or paid to our named executive officers. Our officers and directors have not received any cash or other compensation since inception. There is no current plan or understanding to pay them any compensation until the consummation of a business combination. No compensation of any nature has been paid for or on account of services rendered by a director in such capacity. Our officers and directors intend to devote very limited time to our affairs.

It is possible that, after we successfully consummate a business combination with an unaffiliated entity, that entity may desire to employ or retain members of our management for the purposes of providing services to the surviving entity.

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by us for the benefit of our employees.

There are no understandings or agreements regarding compensation our management will receive after a business combination.

Compensation Committee and Insider Participation

We do not have a standing compensation committee or a committee performing similar functions, because the Board of Directors has determined not to compensate the officers and directors until such time that we complete a reverse merger or business combination.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Certain Relationships and Related Transactions

On March 11, 2011, we issued 500,000 shares of Common Stock to Michael Chadwick and 500,000 shares of Common Stock to the Grossman Family Limited Partnership, of which Cary Grossman is the general partner, for $50 each. These sales were exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”) under Section 4(2) of the Securities Act. At the same time, each of Mr. Chadwick and the Grossman Family Limited Partnership advanced the Company $9,950 in exchange for an unsecured promissory note bearing interest at 8.0% per annum, which is due in one year or on demand.

Most of our office services are provided at no charge by Shoreline, an affiliate of our officers and directors.  Our management determined that the value of such services is nominal and therefore did not recognize any related expense in our financial statements.

Director Independence

Our Common Stock is not quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our board of directors be independent and therefore, we are not subject to any director independence requirements. Under NASDAQ Rule 5605(a)(2)(A), a director is not considered to be independent if he or she also is an executive officer or employee of the corporation. Under such definition, Michael S. Chadwick and Cary M. Grossman, our directors, would not be considered independent as they serve as the officers of the Company.

Except as otherwise indicated herein, there have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 and Item 407(a) of Regulation S-K.

Item 8. Legal Proceedings.

There are presently no material pending legal proceedings to which the Company, any of its subsidiaries, any executive officer, any owner of record or beneficially of more than five percent of any class of voting securities is a party or as to which any of its property is subject, and no such proceedings are known to the Registrant to be threatened or contemplated against it.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

(a) Market Information.

The Common Stock is not trading on any stock exchange. The Company is not aware of any market activity in its Common Stock since its inception through the date of this filing.

(b) Holders.

As of May 11, 2011, there were 2 record holders of an aggregate of 1,000,000 shares of Common Stock issued and outstanding.

(c) Dividends.

The Registrant has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Registrant's business.

(d) Securities Authorized for Issuance under Equity Compensation Plans.

None.

Item 10. Recent Sales of Unregistered Securities.

On March 11, 2011, we issued 500,000 shares of Common Stock to Michael Chadwick and 500,000 shares of Common Stock to the Grossman Family Limited Partnership, of which Cary Grossman is the general partner, for $50 each. These sales were exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act. At the same time, each of Mr. Chadwick and the Grossman Family Limited Partnership advanced the Company $9,950 in exchange for an unsecured promissory note bearing interest at 8.0% per annum, which is due in one year or on demand.

No securities have been issued for services. Neither we nor any person acting on our behalf offered or sold securities by means of any form of general solicitation or general advertising. No services were performed by any purchaser as consideration for the shares issued.

Item 11. Description of Registrant’s Securities to be Registered.

(a) Capital Stock.

The Company is authorized by its Certificate of Incorporation to issue an aggregate of 60,000,000 shares of capital stock, of which 50,000,000 are shares of Common Stock and 10,000,000 are shares of Preferred Stock. As of May 11, 2011, 1,000,000 shares of Common Stock and zero shares of Preferred Stock were issued and outstanding.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of Preferred Stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of our authorized Preferred Stock, there can be no assurance that the Company will not do so in the future.

The description of certain matters relating to the securities of the Company is a summary and is qualified in its entirety by the provisions of the Company's Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to this Form 10.

(b) Debt Securities.

None.

(c) Warrants.

None.

(d) Other Securities to Be Registered.

None.

Item 12. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The Company’s Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:
•	any breach of the director's duty of loyalty to the corporation or its stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or
•	any transaction from which the director derived an improper personal benefit.

The Company’s Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Indemnification Agreements

We have entered into Indemnification Agreements with our directors and executive officers (the “Indemnified Parties”).  Under the terms of the Indemnification Agreements, we are required to indemnify the Indemnified Parties against certain liabilities arising out of their services for us.  The Indemnification Agreements require us to:

1.	indemnify each Indemnified Party to the fullest extent permitted by law;

2.	at the request of the Indemnified Party, provide coverage for each Indemnified Party under a directors and officers liability insurance policy; and

3.	advance certain expenses incurred by an Indemnified Party.

The Indemnification Agreements provide limitations on the Indemnified Parties’ rights to indemnification in certain circumstances.  To the extent that indemnification provisions contained in the Indemnification Agreements purport to include indemnification for liabilities arising under the Securities Act of 1933, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.  The form of the Indemnification Agreements is filed as an exhibit to this registration statement.

Item 13. Financial Statements and Supplementary Data.

We set forth below a list of our audited financial statements included in this Registration Statement on Form 10.

*Page F-1 follows page 14 to this Registration Statement on Form 10.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There are not and have not been any disagreements between the Registrant and its accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements.

The financial statements included in this Registration Statement on Form 10 are listed in Item 13 and commence following page 14.

(b) Exhibits.

Exhibit Number	Description
3.1*	Certificate of Incorporation
3.2*	By-Laws
4.1*	Form of Common Stock Certificate
10.1*	Common Stock Purchase Agreement, dated March 11, 2011, by and between the Company and Michael S. Chadwick
10.2*	Common Stock Purchase Agreement, dated March 11, 2011, by and between the Company and Grossman Family Limited Partnership
10.3*	Promissory Note, dated March 11, 2011, by and between the Company and Michael S. Chadwick
10.4*	Promissory Note, dated March 11, 2011, by and between the Company and Grossman Family Limited Partnership
10.5*	Form of Indemnification Agreement between the Company and its directors and executive officers

* Filed as an exhibit to the Company’s Form 10 filed with the SEC on March 28, 2011 and incorporated herein by reference.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of SLCA II, Inc.
Galveston, TX

We have audited the accompanying balance sheet of SLCA II, Inc. (a development stage company) ("Company") as of March 202011, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the period from inception (March 11, 2011) to March 20, 2011. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SLCA II, Inc., as of March 20, 2011, and the results of its operations and its cash flows for the period from inception (March 11, 2011) to March 20, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going-concern. As discussed in Note 1 to the financial statements, the Company is in the development stage and has not commenced operations. Its ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, locate and complete a merger with another company and ultimately achieve profitable operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also discussed in Note 1 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Hein & Associates LLP
Houston, Texas
March 28, 2011

SLCA II, INC.
(A Development Stage Company)

BALANCE SHEET
As of March 20, 2011

ASSETS

CURRENT ASSETS:
Cash	$16,250

Total Current Assets	$16,250

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Notes payable-stockholders'	$19,900
Due to officer	941
Total Current Liabilities	20,841

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued	$-
Common stock, $0.0001 par value, 50,000,000 shares authorized, 1,000,000 issued and outstanding	100
Additional paid-in capital	-
Deficit accumulated during development stage	(4,691)
Total Stockholders' equity (deficit)	(4,591)

$16,250

See Accompanying Notes to Financial Statements

SLCA II, INC.
(A Development Stage Company)

STATEMENT OF OPERATIONS
For the Period From Inception (March 11, 2011) To March 20, 2011

Revenue	$-

Expenses	4,691

Net loss	$(4,691)

Net loss per share	$(0.00)

Weighted average number of common shares outstanding, basic and diluted	1,000,000

See Accompanying Notes to Financial Statements

SLCA II, INC.
(A Development Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
For the Period From Inception (March 11, 2011) To March 20, 2011

				Deficit
				Accumulated	Total
			Additional	During	Stockholders'
	Common Stock		Paid-in	Development	Equity
	Shares	Amount	Capital	Stage	(Deficit)

Balances, March 11, 2011 (Inception)	-	$-	$-	$-	$-

Issue of common stock	1,000,000	100	-	-	100

Net loss	-	-	-	(4,691)	(4,691)

Balances, March 20, 2011	1,000,000	$100	$-	$(4,691)	$(4,591)

See Accompanying Notes to Financial Statements

SLCA II, INC.
(A Development Stage Company)

STATEMENT OF CASH FLOWS
For the Period From Inception (March 11, 2011) To March 20, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,691)
Increase in advances from officer	941

Net Cash Used In Operating Activities	(3,750)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stockholder loans	19,900
Common stock issued for cash	100

Net Cash Provided by Financing Activities	20,000

NET INCREASE IN CASH AND CASH EQUIVALENTS	16,250

CASH AND CASH EQUIVALENTS-BEGINNING OF PERIOD	-

CASH AND CASH EQUIVALENTS-END OF PERIOD	$16,250

See Accompanying Notes to Financial Statements

SLCA II, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History
SLCA II, Inc. (the Company), a development stage company, was incorporated under the laws of the State of Delaware on March 11, 2011. The Company is in the development stage as defined in Financial Accounting Standards Board Accounting Standards Codification ("ASC") Topic 915 "Development Stage Entities". The fiscal year end is December 31.

Going Concern and Plan of Operation
The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage and has negative working capital, negative stockholders’ equity and has not earned any revenues from operations to date. These conditions raise substantial doubt about its ability to continue as a going concern.

The Company is currently devoting its efforts to locating merger candidates. The Company's ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, locate and complete a merger with another company, and ultimately, achieve profitable operations. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Income Taxes
In accordance with ASC Topic 740, "Accounting for Income Taxes", the Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

For federal income tax purposes, substantially all startup and organizational expenses must be deferred until the Company commences business. The Company may elect a limited deduction of up to $10,000 in the taxable year in which the trade or business begins. This deduction must be reduced by the amount of startup costs in excess of $60,000. The remainder of the expenses not deductible must be amortized over a 180-month period beginning with the month in which the active trade or business begins. These expenses will not be deducted for tax purposes and will represent a deferred tax asset. The Company will provide a valuation allowance in the full amount of the deferred tax asset since there is no assurance of future taxable income. Tax deductible losses can be carried forward for 20 years until utilized.

The Company has adopted ASC Topic 740, "Accounting for Uncertainty in Income Taxes" - an interpretation of FASB Statement No. 48 (“FIN 48”). ASC Topic 740 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with ASC Topic 740, Accounting for Income Taxes. As a result, the Company applies a more-likely-than-not recognition threshold for all tax uncertainties. ASC Topic 740 only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As a result of implementing ASC Topic 740, Topic 740, the Company’s management has reviewed the Company’s tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore the implementation of this standard has not had a material effect on the Company.

Based on its evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements.

SLCA II, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)
The Company does not have any unrecognized tax benefits as of March 20, 2011 which if recognized would affect the Company’s effective income tax rate.

The Company’s policy is to recognize interest and penalties related to income tax issues as components of income tax expense. The Company has not recognized or incurred any interest or penalties since its inception.

Cash and Cash Equivalents
Cash and cash equivalents consist primarily of cash in banks and highly liquid investments with original maturities of 90 days or less.

Concentrations of Credit Risk
The Company maintains all cash in deposit accounts, which at times may exceed federally insured limits. The Company has not experienced a loss in such accounts.

Earnings per Common Share
Basic earnings per common share are computed based upon the weighted average number of common shares outstanding during the period. Diluted earnings per share consists of the weighted average number of common shares outstanding plus the dilutive effects of options and warrants calculated using the treasury stock method. In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive. As of March 20, 2011, there were no potentially dilutive securities outstanding.

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

Recently Issued Accounting Pronouncements
The Company has adopted all recently issued accounting pronouncements. The adoption of the accounting pronouncements, including those not yet effective, is not anticipated to have a material effect on the financial position or results of operations of the Company.

NOTE 2 –NOTES PAYABLE-STOCKHOLDERS

On March 11, 2011, the Company issued two promissory notes in the amount of $9,950 each to its officers and directors, which are unsecured and bear interest at 8.0% per annum.  The notes are due in one year or on demand.

NOTE 3 - STOCKHOLDERS' EQUITY

On March 11, 2011, the Company issued 1,000,000 shares of common stock for consideration of $100.00 to its officers and directors. At the same time each of Mr. Chadwick and the Grossman Family Limited Partnership advanced the Company $9,950 in exchange for an unsecured promissory note bearing interest at 8.0% per annum which is due in one year or on demand.

SLCA II, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 4 - RELATED PARTY TRANSACTIONS

The Company neither owns nor leases any real or personal property. Most of our office services are provided at no charge by Shoreline Capital Advisors, Inc. (“Shoreline”), an affiliate of our officers and directors.  Our management determined that the value of such services is nominal and therefore did not recognize any related expense in our financial statements. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available. Such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 12, 2011
SLCA II, Inc.
By:	/s/ Cary M. Grossman
Cary M. Grossman
Chief Financial Officer, Vice President and Director